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                                                                      EXHIBIT 23




The Board of Directors
Dove Entertainment, Inc.:

We consent to incorporation by reference in the registration statements (No. 333-43527 and No. 333-6059) on Form S-3 of Dove Entertainment, Inc. of our report dated April 3, 1998, relating to the consolidated balance sheet of Dove Entertainment, Inc. and subsidiaries as of December 31, 1997, and the related consolidated statements of operations, shareholders' equity, and cash flows for each of the years in the two-year period ended December 31, 1997, which report appears in the December 31, 1997 annual report on Form 10-KSB of Dove Entertainment, Inc.

(signed) KPMG Peat Marwick LLP



Los Angeles, California
April 9, 1998